Exhibit 99.8

NEW MOTION, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Three and Nine Months Ended
September 30, 2006 and 2007

PART I
FINANCIAL INFORMATION

Item 1. Financial Statements

NEW MOTION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$12,991	$544
Accounts receivable, net of allowance for doubtful accounts of $823 (unaudited) and $1,263, respectively	6,268	3,527
Prepaid income taxes	242	578
Prepaid expenses and other	759	167
Deferred income taxes	1,951	149
	22,211	4,965
Property and Equipment	836	146
Other Assets
Acquisition costs, net	781	336
Deposits and other assets	58	47
Intangible asset	904	—
	1,743	383
Total Assets	$24,790	$5,494
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,417	$2,870
Accrued expenses	1,057	837
Short-term note payable	89	—
Deferred income taxes	564	564
	7,127	4,271
Long Term Liabilities
Note payable	44	—
Minority interest in joint venture	291	—
COMMITMENTS AND CONTINGENCIES
Stockholders’ Equity
Common stock, par value $0.01, 100,000,000 authorized, 12,096,284 and 7,263,688 issued and outstanding, respectively	121	73
Additional paid-in capital	19,349	84
Retained earnings (deficit)	(2,142)	1,066
	17,328	1,223
Total Liabilities and Stockholders’ Equity	$24,790	$5,494

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales	$10,495	$5,581	$23,031	$12,543
Cost of Sales	1,406	122	3,626	341
Gross Profit	9,089	5,459	19,405	12,202
Expenses
Selling and marketing	7,878	4,076	15,325	6,899
General and administrative	3,331	1,253	8,429	3,034
	11,209	5,329	23,754	9,993
Income (Loss) from Operations	(2,120)	130	(4,349)	2,269
Other Expense (Income)
Interest income	(123)	9	(362)	—
Interest expense	2	3	20	14
Other expense	—	185	21	214
	(121)	197	(321)	228
Income (Loss) Before Provision (Benefit) for Income Taxes	(1,999)	(67)	(4,028)	2,041
Provision (Benefit) for Income Taxes	(206)	370	(1,111)	967
Income (Loss) Before Minority Interest	(1,793)	(437)	(2,917)	1,074
Minority Interest, Net of Income Tax	156	—	291	—
Net Income (Loss)	(1,949)	(437)	(3,208)	1,074
Net Income (Loss) Per Share:
Basic	$(0.16)	$(0.06)	$(0.29)	$0.15
Diluted	$(0.16)	$(0.06)	$(0.29)	$0.13
Weighted Average Shares Outstanding:
Basic	12,000,167	7,263,688	11,108,117	7,263,688
Diluted	12,000,167	7,263,688	11,108,117	8,048,166

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2007	2006
Cash Flows from Operating Activities
Net income (loss)	$(3,208)	$1,074
Adjustments to reconcile net income to net cash from operating activities:
Allowance for doubtful accounts	(440)	212
Depreciation and amortization	929	18
Stock-based compensation expense	884	113
Deferred income taxes	(1,802)	(104)
Minority interest in net income of consolidated joint venture, net of income tax	291	—
Changes in operating assets and liabilities:
Accounts receivable	(2,301)	(2,271)
Prepaid income taxes	336	(37)
Prepaid expenses	(582)	(41)
Deposits and other assets	(11)	(7)
Employee advance	—	(287)
Accounts payable	2,547	1,271
Accrued expenses	233	341
Net Cash (Used in) Provided by Operating Activities	(3,124)	282
Cash Flows from Investing Activities
Expenditures for Mobliss and Traffix transactions	(766)	—
Purchase of property and equipment	(166)	(24)
Acquisition of Katazo assets	(970)	—
Net Cash Used In Investing Activities	(1,902)	(24)
Cash Flows from Financing Activities
Repayment of notes payable	(575)	(324)
Expenditures for equity financing	(470)	—
Issuance of warrants	57	—
Issuance of preferred stock	18,434	—
Proceeds from exercise of stock options	27	—
Net Cash Provided by (Used in) Financing Activities	17,473	(324)
Net Change in Cash	12,447	(66)
Cash at Beginning of Period	544	350
Cash at End of Period	$12,991	$284
Supplemental Disclosures of Cash Flow Information
Cash paid for interest and taxes	$(44)	$(1,166)
Non-cash financing and investing disclosure (certain non-cash transactions are disclosed in the financial statement footnotes)
Acquisition of intangible assets by issuance of note payable	$(580)	$—
Acquisition of equipment by issuance of note payable	$(708)	$—
Extinguishment of note payable and accrued interest upon conversion of note payable into common stock	$593	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from January 1, 2006 to September 30, 2007
(Unaudited)
(In Thousands, Except Share Amounts)

									Additional Paid-in Capital	Retained Earnings	Total
	Series A		Series B		Series D		Common
	Shares	Amounts	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2006	—	$—	—	$—	—	$—	7,263,688	$73	$(63)	$389	$399
Stock-based compensation expense	—	—	—	—	—	—	—	—	147	—	147
Net income	—	—	—	—	—	—	—	—	—	677	677
Balance at December 31, 2006	—	—	—	—	—	—	7,263,688	73	84	1,066	1,223
Financing Costs related to reverse acquisition of MPLC	—	—	—	—	—	—	—	—	(682)	—	(682)
Issuance of Series A Preferred (Note 9)	1	—	—	—	—	—	—	—	3,500	—	3,500
MPLC Common Exchange (Note 9)	—	—	—	—	—	—	250,000	3	(3)	—	—
Issuance of Series B Preferred (Note 9)	—	—	650	—	—	—	—	—	6,500	—	6,500
Issuance of Series D Preferred (Note 9)	—	—	—	—	8,333	1	—	—	9,999	—	10,000
Equity issuance costs related to issuance of preferred stock	—	—	—	—	—	—	—	—	(1,566)	—	(1,566)
Value of warrants issued (Note 10)	—	—	—	—	—	—	—	—	57	—	57
Reverse split and conversion (Note 8)	(1)	—	(650)	—	(8,333)	(1)	4,166,658	42	(41)	—	—
Conversion of IVG Note (Note 4)	—	—	—	—	—	—	172,572	1	592	—	593
Issuance of shares for odd lot rounding after Reverse Split (Note 9)	—	—	—	—	—	—	112,678	1	(1)	—	—
Exercise of stock options	—	—	—	—	—	—	55,688	—	27	—	27
Issuance and amortization of restricted stock							75,000	1	108		109
Stock-based compensation expense	—	—	—	—	—	—	—	—	775	—	775
Net loss	—	—	—	—	—	—	—	—	—	(3,208)	(3,208)
Balance at September 30, 2007	—	$—	—	$—	—	$—	12,096,284	$121	$19,349	$(2,142)	$17,328

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation

Business

New Motion, Inc. (“New Motion” or the “Company”) and its wholly-owned operating subsidiary New Motion Mobile, Inc. (“New Motion Mobile” and collectively “New Motion” or the “Company”) is an innovative mobile entertainment and Internet media company providing a broad range of digital and mobile services to consumers. New Motion combines and applies the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies to its three strategic service lines — digital music, casual games and interactive contests. Each of these service lines represents unique growth opportunities — for New Motion’s existing domestic business, through the acquisition of product and distribution assets, and through future international business development. New Motion’s innovative brands includes, Bid4Prizes, a low-bid mobile auction game, GatorArcade, a premium online and mobile gaming site, YourCrush, an astrology-driven mobile dating help site, Altnet, a mobile legal music download service featuring original artists, New Motion’s MobileSidewalk,TM a mobile entertainment portal, and RingtoneChannel, a mobile storefront.

New Motion focuses on selectively increasing its services portfolio with high-quality, innovative applications. New Motion’s growing portfolio of mobile entertainment and Internet media services are based primarily on internally generated content, such as Bid4Prizes, GatorArcade and MobileSidewalk’s Music Trivia. Internally generated content generates the majority of New Motion’s revenue. New Motion also licenses some identifiable content, such as ringtones, wallpapers and images from third parties to whom it generally pays a licensing fee on a per-download basis. The monthly end user subscription fees for the Company’s wireless entertainment products and services generally range from $3.99 to $9.99. Across all of its services, the median subscription term of the Company’s users is approximately three months. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99. The Company generates 95% of its revenues on a subscription basis versus 5% on an a-la-carte basis.

History

New Motion, formerly known as MPLC, Inc., and prior to MPLC, Inc. as The Millbrook Press, Inc. was incorporated under the laws of the State of Delaware in 1994. Until 2004, the Company was a publisher of children’s nonfiction books for the school and library market and the consumer market under various imprints. As a result of market factors, and after an unsuccessful attempt to restructure its obligations out of court, on February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, the Company sold its imprints and remaining inventory and by July 31, 2004, had paid all secured creditors 100% of amounts owed. At this point in time, the Company was a “shell” company with nominal assets and no material operations. Beginning in January 2005, after the Bankruptcy Court’s approval, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In December 2005, $0.464 per eligible share was available for distribution and was distributed to stockholders of record as of October 31, 2005. The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

New Motion Mobile was formed in March 2005 and subsequently acquired the business of RingtonChannel, an Australian aggregator of ringtones in June 2005. RingtoneChannel was originally incorporated on February 23, 2004. In 2004, RingtoneChannel began to sell ringtones internationally and then launched its first ringtone subscription service in the U.S. in February 2005. In August 2005, New Motion Mobile launched its first successful text message campaign incorporating music trivia. In March 2006, New Motion Mobile partnered with GoldPocket Wireless, now Motricity, a leading provider of mobile technology solutions for media and entertainment companies, to enhance the proficiency and performance of its mobile service offering.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

On October 24, 2006, New Motion (then known as MPLC, Inc.) and certain stockholders entered into a Common Stock Purchase Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), pursuant to which New Motion agreed to redeem 23,448,870 shares of the New Motion’s common stock from existing stockholders and sell an aggregate of 69,750,000 shares of New Motion’s common stock, representing 93% of the New Motion’s issued and outstanding shares of common stock, to Trinad in a private placement transaction for aggregate gross proceeds of $750,000.

On January 19, 2007, New Motion Mobile entered into an agreement with Index Visual & Games, Ltd. (“IVG”) to purchase certain specified assets of Mobliss, a provider of proprietary applications, delivery systems, and platforms for wireless devices. In return for these assets, New Motion Mobile issued to IVG a convertible promissory note (the “IVG Note”). Mobliss has direct networking and billing connectivity with carriers for executing large-scale SMS campaigns and distributing mobile content to a wide array of mobile devices across multiple carrier networks in the U.S. and Canada. The primary strategic objective of this purchase is to allow New Motion to more efficiently manage its business and operations by enabling it to directly bill and collect from mobile carriers, thus eliminating the fees associated with using third party billing processors and expediting the collection of open carrier receivables. This purchase will also enable New Motion to better serve its customers and end users by expediting the time in which it reacts to changes in the marketplace. As of the end of the third quarter of 2007, New Motion has begun to channel some new subscriber messages traffic onto the acquired assets and developed technology, and expects to increase, at a manageable rate, the volume of messages billed through this system.

Also on January 19, 2007, New Motion Mobile entered into an agreement with IVG to create an Asian-themed mobile entertainment portal, the first major endeavor of its kind in the North American off-deck arena. This new direct-to-consumer service provides an opportunity for New Motion to tap into a new market with Asian-themed content, delivering sophisticated mobile products. The joint venture is to be registered under the name The Mobile Entertainment Channel Corporation (“MECC”) and will assist New Motion in expanding its service offerings by partnering with IVG, a leading global player in the interactive games and mobile space. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

In February, 2007, New Motion Mobile completed an exchange transaction (the “Exchange”) pursuant to which it merged with a publicly traded company, MPLC, Inc., so that New Motion Mobile became a publicly traded company, trading under the ticker “MPNC” on the Over-The-Counter Bulletin Board (“OTCBB”). In connection with the Exchange, MPLC, Inc. (now called New Motion, Inc.) raised gross proceeds of approximately $20 million in equity financing through the sale of its Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

After receiving approval by written consent of holders of a majority of all classes of its common and preferred stock and the approval of such holders voting together and as a single class, on May 2, 2007, MPLC, Inc. filed a certificate of amendment to its restated certificate of incorporation with the Delaware Secretary of State to effect the following corporate actions: (i) increase the authorized number of shares of its Common Stock from 75,000,000 to 100,000,000, (ii) change its corporate name to New Motion, Inc. from MPLC, Inc., and (iii) effect a 1-for-300 reverse split. In connection with these corporate actions, New Motion also changed its ticker to “NWMO” on the OTCBB.

On April 1, 2007, New Motion entered into a Binding Letter of Intent (the “LOI”) with Opera Telecom USA (“Opera”) to purchase the following identified and specified assets (the “Katazo Assets”): (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. New Motion purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. New Motion is actively operating the acquired Katazo assets and maintaining the respective websites, and is continuing to generate revenue from these assets.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s stock on the date of issuance of the IVG Note.

On September 26, 2007, New Motion executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”). Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the capitalization of both companies as of September 26, 2007, the date of the merger agreement, Traffix stockholders will receive 0.683 shares of New Motion common stock for each share of Traffix common stock. The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger. It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

See Note 3 of these financial statement footnotes for more information about the merger with Traffix.

Interim Financial Information

New Motion’s condensed balance sheet as of December 31, 2006 has been derived from audited financial statements and the interim condensed consolidated financial statements have been prepared from the records of New Motion without audit. New Motion’s unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although New Motion believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at September 30, 2007, and the results of operations and cash flows for the three- and nine-months ended September 30, 2007 and 2006, respectively, have been made. These interim consolidated financial statements should be read in conjunction with New Motion’s audited

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

financial statements and notes thereto for each of the two years in the period ended December 31, 2006 contained in the Company’s Annual Report on Form 10-KSB filed with the SEC on April 2, 2007. The results of operations for the three- and nine-months ended September 30, 2007 are not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of RingtoneChannel from its inception in February 2004 and the accounts of New Motion Mobile from its inception in March 2005. All significant intercompany balances and transactions have been eliminated in consolidation. New Motion has focused its efforts on the high-growth opportunities in the United States market with less focus on the international market that was historically Ringtone Channel’s business. As such, by September 2006, the operations of RingtoneChannel were essentially blended into the operations of New Motion Mobile and New Motion began the process for the eventual dissolution of the RingtoneChannel legal entity.

Beginning in the first quarter of 2007, New Motion’s consolidated financial statements also include the accounts of its joint venture. On January 19, 2007, New Motion entered into a Heads of Agreement with IVG, setting forth the terms of the joint venture to distribute IVG content within North America and to manage and service the Mobliss assets acquired from IVG. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51,” the results of MECC have been consolidated with New Motion’s accounts because New Motion (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture and absorb the expected losses for the foreseeable future. New Motion owns a 49% stake and IVG owns a 51% stake in the joint venture. As a result of the consolidation, the minority interest liability on New Motion’s balance sheet represents IVG’s interest in the operating results of the joint venture.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the recognition of revenue and related chargebacks and other credits, realizability of accounts receivable, recoverability of long-lived assets, valuation of stock options and deferred taxes. Actual results could materially differ from those estimates.

Risks and Uncertainties

New Motion operates in industries that are subject to intense competition, government regulation and rapid technological change. New Motion’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities are carried at historical value. Due to the relatively short maturity of these items, historical values are a reasonable estimate of their fair values.

Foreign Currency Risk

New Motion has conducted a small amount of sales activity in Australia which is collected by its billing partner in Australian currency and remitted to New Motion in the U.S. In addition, New Motion’s subsidiary in Australia conducts its business in its local currency. New Motion has experienced insignificant foreign exchange gains and losses to date without engaging in any hedging activities.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

New Motion’s foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are reflected in the statement of operations.

Concentration of Credit Risk

New Motion is currently utilizing several billing partners in order to provide content and subsequent billings to its customers. These billing partners, or aggregators, act as a billing interface between New Motion and the mobile phone carriers that ultimately bill New Motion’s end user subscribers. These partner companies have not had long operating histories in the U.S. or operations with traditional business models. These companies face a greater business risk in the market place, due to a constant evolving business environment that stems from the infancy of the U.S. mobile content industry.

The following table reflects the concentration of sales and accounts receivable with these billing aggregators:

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2007	2006	2007	2006
Revenue
Customer A	8%	43%	5%	21%
Customer B	—%	9%	—%	4%
Customer C	87%	48%	89%	74%
Other Customers	5%	—%	6%	1%

	As of September 30, 2007	As of December 31, 2006
Accounts receivable
Customer A	11%	18%
Customer B	—%	11%
Customer C	83%	70%
Other Customers	6%	1%

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. New Motion makes estimates for future refunds, charge backs or credits, and provides for these probable uncollectible amounts through a credit to a valuation allowance and a reduction of recorded revenues in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between zero and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the New Motion’s aggregator, who subsequently remits payments to New Motion, usually between 60 to 180 days after billing. Balances that are still outstanding and deemed uncollectible after management has performed this reconciliation are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Due to the payment terms of the carriers requiring in excess of 60 days from the date of billing or sale, New Motion utilizes factoring facilities offered by its aggregators. This factoring feature allows for payment of 70% of the prior month’s billings 15 to 20 days after the end of the month. For this feature, New Motion pays an additional fee of 2.5% to 5% of the amount factored. For the three months ended September 30, 2007, the gross amount of invoices subject to factoring totaled approximately $10,465,000. The total factored amount of these invoices equals approximately $7,187,000. As of September 30, 2007, New Motion had

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

reserves and allowances of approximately $823,000 against these factored amounts. This compares to $6,146,000 of gross invoices subject to factoring for the three months ended September 30, 2006, of which the total factored amount of these invoices equaled approximately $3,902,000. This factoring facility is offered on a recourse basis. Gross sales for each month are reported net of any of these factoring fees. New Motion believes that the reserve established against the accounts receivable balance is adequate to cover any credits and charge backs from the carrier and that New Motion will not be required to repay any amounts to the aggregator.

Property and Equipment

New Motion provides for depreciation using the straight-line method over the estimated useful lives of its property and equipment, ranging from three to five years. Repairs and maintenance expenditures that do not significantly add value to property and equipment, or prolong its life, are charged to expense, as incurred. Gains and losses on dispositions of property and equipment are included in the operating results of the related period.

Intangible Assets Measurement and Recognition

For intangible assets acquired, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” New Motion recognizes and measures the intangible asset acquired based on its fair value, or in the case of a group of intangible assets acquired, based on each asset’s relative fair value. New Motion uses a range of valuation methodologies, including performing discounted cash flow analysis, to value acquired intangible assets. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about our businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of, if any, would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. For each of the periods reported herein, New Motion’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for New Motion’s services will continue which could result in impairment of long-lived assets in the future.

Stock-Based Compensation

New Motion has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended, whereby, compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by New Motion as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was made using the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since New Motion had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on New Motion’s results of operations, income taxes or earnings per share.

New Motion estimates stock option forfeiture rates based on historical trends of its employees.

Revenue Recognition

New Motion recognizes revenue from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers and other distributors in the period in which the applications are purchased or over the period in which the applications are subscribed, assuming that: fees are fixed and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured. The Company makes estimates and creates reserves for future refunds, charge backs or credits in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between zero and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payment usually 60 to 180 days after billing. Management reviews the revenue by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to the aggregators. New Motion’s policy is to record differences between recognized revenues and actual revenue in the next reporting period once the actual amounts are determined. To date, differences between estimates and ultimate reconciled revenues have not been significant.

Revenue earned from certain aggregators may not be reasonably estimated. In these situations, New Motion’s policy is to recognize revenue upon the receipt of a carrier revenue report, which usually is received just prior to actual cash collection (i.e., on a cash basis). These revenue amounts are not significant.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

In accordance with Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” New Motion recognizes as revenue the net amount the wireless carrier or distributor pays to New Motion upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or distributor. New Motion has evaluated its wireless carrier and distributor agreements and has determined that it is not the principal when selling its applications through wireless carriers.

Software Development Costs

New Motion accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Costs incurred in the research and development of software products and enhancements to existing software products are expensed until the time when technological feasibility is established. Costs incurred from that point through the point the product is available for general release to customers are capitalized. Under New Motion’s current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, New Motion has not capitalized any costs relating to its application development because the costs incurred after the establishment of technological feasibility of applications have not been significant.

Advertising and Marketing Expense

New Motion expenses advertising and marketing costs as incurred. For the nine months ended September 30, 2006 and 2007, advertising and marketing expenses were $6,899,000 and $15,325,000, respectively. For the quarters ended September 30, 2006 and 2007, advertising and marketing expenses were $4,076,000 and $7,878,000, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

New Motion provides a valuation allowance against a portion of its deferred tax assets. In assessing the realization of deferred tax assets, management weighs the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in New Motion’s valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder's equity and could have a significant impact on earnings in future periods.

New Motion’s estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount that New Motion estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006.

New Motion and its subsidiaries file income tax returns in the U.S. and Australian federal jurisdictions and the state of California jurisdiction. New Motion is subject to U.S. and Australia federal examinations and California state examinations by tax authorities. The statute of limitations for 2005 and 2006 in all jurisdictions remains open and are subject to examination by tax authorities.

New Motion adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, New Motion recognized no change in the liability for unrecognized tax benefits. New Motion does not have any unrecognized tax benefits as of January 1, 2007, and June 30, 2007.

New Motion does not have any tax positions in the balance at January 1, 2007, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to taxing authorities to an earlier period. New Motion also has no unrecognized tax benefits in the balance at January 1, 2007, that if recognized, would impact the effective tax rate. As a result, New Motion expects no adjustment to its amount of unrecognized tax benefits during 2007.

New Motion recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no amount accrued for the payment of interest and penalties accrued at September 30, 2007.

For the nine-months ended September 30, 2007, New Motion has a benefit for income taxes of approximately $1,111,000. This represents a current tax benefit for New Motion of $1,411,000, offset by a tax provision of $300,000 for its consolidated joint venture entity, MECC. For the three months ended September 30, 2007, New Motion has a benefit for income taxes of approximately $206,000. This represents a current tax benefit for New Motion of $367,000, offset by a tax provision of $161,000 for MECC.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing reported earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, of the potential issuance of additional shares of common stock as a result of the exercise or conversion of dilutive securities, using the treasury stock method. Potential dilutive securities for the Company include outstanding stock options, warrants and convertible debt.

New Accounting Pronouncements

In February 2007, FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), which gives companies the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

FAS 159 is effective for financial statements issued for fiscal year beginning after November 15, 2007. New Motion does not expect adoption of FAS 159 will have a material impact on our consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is permitted. New Motion does not expect adoption of FSP EITF 00-19-2 will have a material impact on its consolidated results of operations or financial position.

Note 3 — Merger with Traffix

On September 26, 2007, New Motion executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”).

Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

Merger Consideration

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the capitalization of both companies as of September 26, 2007, the date of the merger agreement, Traffix stockholders will receive 0.683 shares of New Motion common stock for each share of Traffix common stock. The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Merger with Traffix  – (continued)

It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

Accounting Treatment

In accordance with SFAS No. 141, “Business Combinations,” the Merger will be accounted for as an acquisition of Traffix by New Motion using the purchase method of accounting under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Applicable income tax effects arising from these fair value adjustments on the assets of the acquired company will be included as a component of the combined company’s deferred tax asset or liability.

Financial statements of New Motion issued after the merger will reflect only the operations of Traffix after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Traffix.

New Motion’s management expects to engage an independent third party valuation firm to determine the fair value of the amortizable identifiable intangible assets when the merger is consummated. The actual purchase price allocation, including allocation of the purchase price to specific identifiable intangibles and liabilities assumed, and the resulting goodwill, is dependant upon a number of factors, including the impact of potential restructuring activities, actual transaction costs and the stock price volatility of New Motion. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Traffix’s operations up to the closing date of the merger.

Note 4 — Transactions with IVG

Purchase of Mobliss Assets and IVG Note

On January 19, 2007, New Motion entered into an Asset Purchase Agreement with IVG, pursuant to which the New Motion purchased from IVG certain mobile associated assets of Mobliss. These assets do not constitute substantially all of the assets or the ongoing business of Mobliss and thus will be accounted for at cost consistent with the purchase of specific assets and not the acquisition of a business. New Motion purchased the assets specified in the Asset Purchase Agreement through the issuance to IVG of the IVG Note with an aggregate principal amount of up to $2,320,000. Pursuant to the terms of the Asset Purchase Agreement, on January 19, 2007, New Motion consummated the initial closing of the acquisition wherein New Motion issued the IVG Note in the principal amount of $500,000 to IVG and received all of the assets to be purchased under the Asset Purchase Agreement, other than certain cellular carrier connection contracts described under the Asset Purchase Agreement. On January 26, 2007, New Motion increased the principal amount of the IVG Note by $580,000 to $1,080,000 as payment for the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement. On February 26, 2007, the Company repaid $500,000 of the IVG Note.

The IVG Note bore interest at the rate of 5% per annum accruing from the time amounts were advanced thereunder and matured on the earlier of November 30, 2007 or 30 days after delivery by IVG of written notice to the Company demanding payment. Prior to repayment, IVG could convert the IVG Note into shares of common stock at a conversion price of $3.44 per share, the fair market value of New Motion’s common stock on the date of issuance of the IVG Note. The IVG Note was also automatically convertible into shares of common stock at a conversion price of $3.44 upon the date that the common stock was listed on the

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Transactions with IVG  – (continued)

New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market. New Motion granted IVG piggyback registration rights for the shares issuable upon conversion of the IVG Note. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” New Motion accounted for the IVG Note as short-term debt and did not separately value the convertibility feature of the IVG Note because (i) this option was contingent upon a future undeterminable event, (ii) the number of shares to be issued was not determinable until the future event occurred and (iii) the derivative component of the IVG Note is embedded and not detachable from the IVG Note.

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of New Motion’s stock on the date of issuance of the IVG Note. In accordance with SFAS No. 84, “Induced Conversions of Convertible Debt (An Amendment of APB Opinion No. 26),” the Company has not recognized a gain or loss upon the conversion of the IVG Note because the conversion was pursuant to original conversion terms, such that the debt was extinguished in exchange for equity pursuant to a preexisting contract that was already recognized in New Motion’s financial statements.

Mobile Entertainment Channel Corporation

Concurrent with the signing of the Asset Purchase Agreement with IVG, New Motion also entered into a Heads of Agreement with IVG, setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement. The joint venture, MECC, is a Nevada corporation in which New Motion owns a 49% stake and IVG owns a 51% stake. The joint venture is to be managed by a three-member board, with each party designating one member and both parties mutually designating the third member of the board. New Motion will enter into a management services agreement with the joint venture pursuant to which it will pay the joint venture a management fee equal to the purchase price paid under the Asset Purchase Agreement, or $1,080,000, for management services rendered by the joint venture. New Motion made an advance payment on the management fee of $500,000 on March 12, 2007, and made another, final, advance payment of $500,000 on September 4, 2007. New Motion is required to make additional quarterly management fee payments to the joint venture equal to 10% of the revenue generated from the assets New Motion acquired from IVG. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

New Motion’s condensed consolidated financial statements include the accounts of the MECC joint venture. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51,” the results of MECC have been consolidated with New Motion’s accounts because New Motion (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture for the foreseeable future. The consolidation of MECC reflects the elimination of all intercompany transactions. MECC is reflected with the following balances in New Motion’s consolidated balance sheet at September 30, 2007: current assets of $882,000 and current liabilities of $300,000. MECC’s results are reflected in New Motion’s consolidated statement of operations for the nine months ended September 30, 2007, and all intercompany transactions have been eliminated. The resulting minority interest was $291,000, net of provision for income tax of $300,000 for the nine months ended September 30, 2007. For the three months ended September 30, 2007 the resulting minority interest was $156,000, net of provision for income tax of $161,000. The minority interest reflects New Motion’s joint venture partner’s portion of MECC’s net income or loss for the period.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Purchase of Katazo Assets

On April 1, 2007, New Motion entered into an LOI with Opera to purchase the following identified and specified assets: (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. The Company purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. Both parties expect to execute a more complete written agreement to supersede the LOI. According to the terms of the LOI, New Motion may terminate the LOI or final agreement in the event that the total number of billable subscribers is reduced by more than 15% during any 30-day period between April 1, 2007 and June 30, 2007 (“Termination Period”). According to the LOI, there is no limit to the time New Motion can take to assess whether to terminate the LOI or final agreement. In the event of termination, the purchase price will be refunded to New Motion, less any amounts New Motion has collected from the assets. New Motion has elected not to terminate the LOI based on an analysis of the decline in billable subscribers during the Termination Period. In accordance with APB Opinion No. 16, “Business Combinations” and EITF 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” New Motion has determined that the purchase of assets was not a purchase of a business. New Motion has also evaluated the specified assets and, in accordance with SFAS 142, “Goodwill and Other intangible Assets,” has allocated the cost of the acquisition to the individual assets based on their relative fair values, without any goodwill. The $970,000 purchase price was allocated among the identified intangible assets as described in the following table. The table also shows the identifiable assets’ useful lives, over which New Motion is amortizing the purchase price.

	Allocation	Life (Months)
Domain name	$1,000	Indefinite
Website code	5,000	Indefinite
Content management system	5,000	12
Subscriber list	949,000	18
Prepaid short codes	10,000	5
	$970,000

New Motion is actively operating the acquired Katazo assets and maintaining the respective websites, and is continuing to generate revenue from these assets.

Note 6 — Intangible Assets

New Motion’s intangible assets consist of a cellular carrier connection contract acquired pursuant to the Asset Purchase Agreement with IVG and a subscriber list and certain other Katazo assets acquired from Opera. The gross carrying amount of New Motion’s intangible assets totals $1,540,000 and as of September 30, 2007 the accumulated amortization applicable to the intangible assets was $636,000, resulting in a net carrying amount of $904,000. The amortizable intangible assets acquired are being amortized over periods of five to 18 months.

Note 7 — Debt

In addition to the IVG Note, which was subsequently converted into New Motion’s common stock (see “Note 4 — Transactions with IVG”), New Motion also has a fully amortizable note payable due to Oracle for hardware and software purchases made on February 28, 2007 (“Oracle Note”). The term of the note is two years and interest charged there under is approximately 8% per annum In accordance with the terms of the Oracle Note, New Motion makes regular quarterly payments of principal and interest.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Earnings per Share

The computational components of basic and diluted earnings per share are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
EPS Denominator:
Basic weighted average shares	12,000,167	7,263,688	11,108,117	7,263,688
Effect of dilutive securities	—	—	—	784,478
Diluted weighted average shares	12,000,167	7,263,688	11,108,117	8,048,166
EPS Numerator (effect on net income):
Basic weighted average earnings	$(1,949,000)	$(437,000)	$(3,208,000)	$1,074,000
Effect of dilutive securities	—	—	—	—
Diluted weighted average earnings	$(1,949,000)	$(437,000)	$(3,208,000)	$1,074,000
Earnings per share:
Basic weighted average earnings	$(0.16)	$(0.06)	$(0.29)	$0.15
Effect of dilutive securities	—	—	—	(0.02)
Diluted weighted average earnings	$(0.16)	$(0.06)	$(0.29)	$0.13

For comparative purposes, the 7,263,688 shares of outstanding common stock of the Company, after the recapitalization in May 2007, has been retroactively and consistently applied throughout all periods presented for the purposes of earnings per share calculations.

Common stock underlying outstanding options, convertible securities and warrants were not included in the computation of diluted earnings per share for the three- and nine-months ended September 30, 2007, because their inclusion would be antidilutive when applied to the Company’s net loss per share. For the three- and nine-months ended September 30, 2007, the Company’s weighted average shares outstanding includes the effects of (i) 1,200,000 common shares as of January 19, 2007, after the conversion of the Series A Preferred Stock, (ii) 1,300,000 common shares as of February 12, 2007, after the conversion of the Series B Preferred Stock, (iii) 250,000 common shares which were issued and outstanding shares of MPLC immediately prior to the Exchange as of February 12, 2007, (iv) 1,666,658 common shares as of March 6, 2007, after the conversion of the Series D Preferred Stock, (v) 172,572 common shares as of June 15, 2007, after the conversion of the IVG Note, and (vi) 112,678 common shares issued for odd lot rounding in connection with the Reverse Split.

Under the treasury stock method, options to purchase 1,131,683 shares of common stock and notes convertible into 20,465 shares of common stock were not included in the computation of diluted earnings per share for the three- and nine-months ended September 30, 2006 because their exercise or conversion prices were greater than the then value of the common shares and therefore are antidilutive. Up until February 2007 there was no market for New Motion’s common stock because it was not a publicly traded entity. Thus, for purposes of determining the effect of dilutive securities under the treasury stock method, the value of the common stock for the three- and nine-months ended September 30, 2006 was determined to be less than the exercise and conversion prices of the options and convertible notes.

Note 9 — Stockholders’ Equity

RingtoneChannel was incorporated on February 23, 2004 with authorized common stock of 100 shares at $1 par value. New Motion Mobile was incorporated on March 21, 2005 with an authorized common stock of 10,000,000 shares at $.001 par value. As discussed in Note 1, RingtoneChannel was transferred to New Motion Mobile from BroadSpring, an entity under common ownership with New Motion Mobile. Accordingly, New Motion Mobile from its inception was considered to be a continuation of the RingtoneChannel business.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In connection with this transfer, New Motion Mobile issued 1,000,000 shares to its stockholders in May 2005 in return for $100,000 in proceeds and then paid $90,000 of these proceeds back to Broadspring for all the outstanding shares of RingtoneChannel. The change in the equity structure of New Motion Mobile at the time of the transfer was a recapitalization with net proceeds of $10,000 but no change in the percentage of ownership amongst the stockholders. In June 2005, the Board of Directors of New Motion Mobile approved a 5 for 1 forward stock split, thus increasing issued and outstanding common stock to 5,000,000 shares.

On January 31, 2007, New Motion Mobile entered into an exchange agreement with MPLC (now called New Motion, Inc.) and Trinad Capital Master Fund, Ltd. The closing of the Exchange occurred on February 12, 2007. At the closing, MPLC acquired all of the outstanding shares of the capital stock of New Motion Mobile. In exchange for the stock, MPLC issued to New Motion Mobile’s stockholders 500,000 shares of MPLC’s Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which was subsequently converted into 7,263,688 shares of MPLC’s common stock on May 2, 2007. After the Exchange, the stockholders of MPLC immediately prior to the Exchange owned 250,000 post-Reverse Split common shares of the Company.

On May 2, 2007 MPLC filed an amendment to its restated certificate of incorporation with the Secretary of State of the State of Delaware, to change its corporate name to New Motion, Inc. from MPLC, Inc., to increase the authorized shares of common stock from 75 million to 100 million and to effect a 1-for-300 reverse stock split (the “Reverse Split”). These matters were approved by the requisite vote of the stockholders of the Company on March 15, 2007. As such, for comparative purposes, the 7,263,688 shares of outstanding common stock of the combined entity, after recapitalization and the 1-for-300 Reverse Split, has been retroactively applied to January 1, 2006 and consistently applied throughout all periods presented.

In conjunction with the exchange transaction, New Motion issued one share of its Series A Preferred Stock on January 19, 2007, 650 shares of its Series B Preferred Stock on February 12, 2007 and 8,333 shares of its Series D Preferred Stock on March 6, 2007 for aggregate gross proceeds to New Motion of approximately $20 million. Upon effectiveness of the Reverse Split, on May 2, 2007, the one share of Series A Preferred Stock automatically converted into 1,200,000 shares of common stock, the 650 shares of Series B Preferred Stock automatically converted into 1,300,000 shares of common stock and the 8,333 shares of Series D Preferred Stock automatically converted into 1,666,658 shares of common stock. The effect of the Reverse Split and of the conversion of all classes of preferred stock into common shares of New Motion have been retroactively applied to the financing transactions.

Pursuant to a registration rights agreement entered into on February 28, 2007, New Motion is required to file a registration statement with the SEC to register the common stock issued in connection with the conversion of the Series D Preferred Stock. New Motion is subject to payment of liquidated damages of one percent of the Series D aggregate purchase price if the registration statement is not filed within 75 days of the Series D financing, which closed on March 6, 2007, the date New Motion received the cash proceeds of the Series D financing. New Motion is subject to a further one percent liquidated damages payment for each 30-day period in which the registration statement has not been filed, up to a maximum of 12% of the Series D aggregate purchase price. New Motion filed a registration statement on Form SB-2 on May 16, 2007, to register the common stock issued in connection with the conversion of the Series D Preferred Stock along with certain other shares of common stock. Subsequently, on July 20, 2007, New Motion filed Amendment No. 1 to Form SB-2 in response to comments received from the SEC on its original filing. New Motion intends to further amend its registration statement on Form SB-2 to describe the merger agreement entered into with Traffix on September 26, 2007, in accordance with its obligations under the registration rights agreement. To date, the Company has not incurred any liquidated damages under the registration rights agreement.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation

2005 Plan

In 2005, New Motion established the Stock Incentive Plan, (the “2005 Plan”), for eligible employees and other directors and consultants. Under the 2005 Plan, officers, employees and non-employees may be granted options to purchase New Motion’s common stock at no less than 100% of the market price at the date the option is granted. Since New Motion’s stock was not publicly traded, the market price at the date of grant was historically determined by third party valuation. Incentive stock options granted to date typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of New Motion. The options granted under the 2005 Plan were assumed by MPLC in the Exchange and, at that time of the Exchange, the MPLC’s board of directors adopted a resolution to not grant any further equity awards under the 2005 Plan.

2007 Plan

On February 16, 2007, New Motion’s board of directors approved our 2007 Stock Incentive Plan (the “2007 Plan”). On March 15, 2007, New Motion received, by written consent of holders of a majority of all classes of its common and preferred stock and the consent of the holders of a majority of New Motion’s common stock and preferred stock voting together and as a single class, approval of the 2007 Plan. Under the 2007 Plan, officers, employees and non-employees may be granted options to purchase New Motion’s common stock at no less than 100% of the market price at the date the option is granted. Incentive stock options granted under the 2007 Plan typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of New Motion.

Option Valuation

To value awards granted, New Motion uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For options granted prior to January 1, 2006, New Motion used the minimum value method for volatility, as permitted by SFAS No. 123, resulting in 0% volatility. For options granted or modified after January 1, 2006, New Motion bases expected volatility on the historical volatility of a peer group of publicly traded entities. New Motion has limited history with its stock option grants, during which time there has been limited stock option exercise and forfeiture activity on which to base expected maturity. Management estimates that on average, options will be outstanding for approximately 7 years. New Motion bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

The fair value of each option award during the nine months ended September 30, 2007 was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted in the following table:

	September 2007	February 2007
	(Grant)	(Grant)
Stock price	$14.00	$6.00
Strike Price	$14.00	$6.00
Maturity	7 years	7 years
Risk free interest rate	5%	5%
Volatility	86%	86%
Fair market value per share	$11.01	$4.72
Forfeiture rate	5%	5%

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

As part of Scott Walker’s 2007 employment agreement, Mr. Walker received an option to purchase 37,500 shares of the Company’s common stock at an exercise price per share of $6.60 (on a post Reverse-Split basis) and a five year term, however, all options to purchase equity securities of New Motion, Inc. which were previously granted to Mr. Walker were cancelled pursuant to the terms of the Employment Agreement. The fair value of the option granted to Scott Walker was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted above, except that the strike price was $6.60.

The Company determines stock option forfeiture rates based on the historical trends of its employees.

Stock Options

Stock option activity under the 2005 Plan and 2007 Plan was as follows (amounts presented on a post-Reverse Split basis):

	Number of Shares	Weighted- Average Exercise Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,349,594	$0.51	$18,881,000
Granted	468,700	$6.47
Exercised(a)	(55,688)	$0.48	$781,000
Forfeited or cancelled	(616,929)	$0.53
Outstanding at September 30, 2007	1,145,677	$2.94	$13,244,000
Vested or expected to vest at September 30, 2007	1,088,393	$1.01	$14,682,000
Exercisable at September 30, 2007	616,851	$1.01	$8,321,000

(a)	New Motion received approximately $27,000 upon the exercise of these options

For the nine months ended September 30 2007, there was no stock option activity outside of the 2005 Plan and 2007 Plan. Future amortization of the fair value of options outstanding as of September 30, 2007, is shown in the following table:

Fair Value to Be Amortized
2007	$1,117,000
2008	827,000
2009	615,000
$2,559,000

For the three- and nine months ended September 30, 2007, $412,000 and $775,000, respectively ($412,000 and $775,000, respectively after tax) of compensation relating to options was recorded. No stock-based compensation costs were capitalized as part of the cost of an asset for any of the periods presented. Additionally, SFAS No. 123(R) requires that the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs be reported as a financing cash flow rather than an operating cash flow. Prior to January 1, 2006, the Company would have reported the entire tax benefit related to the exercise of stock options as an operating cash flow if options had been exercised. There was no tax benefit from option exercises for the three- and nine-month periods ended September 30, 2007.

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

The following table summarizes information concerning currently outstanding and exercisable stock options as of September 30, 2007:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
2005 Plan:
$0.48	669,713	8.3	$0.48	555,895	$0.48
$2.34	7,264	8.8	$2.34	2,623	$2.34
2007 Plan:
$6.00	406,200	9.4	$6.00	58,333	$6.00
$6.60	37,500	4.4	$6.60	—	$6.60
$14.00	25,000	4.4	$14.00	—	$14.60
Outside of Plans:
$2.34	363,184	8.9	$2.34	—	$2.34

Warrants

To value warrants granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For warrants granted or modified after January 1, 2006, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. The Company bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

The fair values of each warrant issued during the period ended September 30, 2007 were estimated on the date of grant using a Black-Scholes valuation model that used the following assumptions:

	January 2007 Walker and SGE Warrants	February 2007 SMH Warrants
	(Grant)	(Grant)
Stock price	$3.44	$6.00
Strike Price	$3.44	$5.50
Maturity	5 years	5 years
Risk free interest rate	5%	5%
Volatility	86%	86%
Fair market value per share	$2.42	$4.31

The warrants issued during the nine months ended September 30, 2007 are fully vested and exercisable on the date of grant.

In 2006, the Company issued Secured Convertible Notes to Scott Walker and SGE, a corporation owned by Allan Legator, the Company’s Chief Financial Officer. These Secured Convertible Notes were repaid in full with interest in September 2006. Pursuant to the terms of the Secured Convertible Notes, on January 26, 2007, Scott Walker was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 14,382 shares of common stock at an exercise price of $3.44 per share and SGE was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 9,152 shares of common stock at an exercise price of $3.44 per share. The per share fair market value of the Company’s common stock on January 26, 2007 was $3.44. The warrants issued to Scott Walker and SGE are freestanding instruments and exercise of the warrants requires a physical or net share settlement. Thus, in accordance with Emerging Issues Task Force EITF 00-19,

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

“Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the warrants have been classified in stockholders’ equity and the Company recorded $57,000 of expense related to the issuance of the warrants to Scott Walker and SGE on January 26, 2007.

In connection with the Series A, B and D Preferred Stock financings, Sanders Morris Harris, Inc. acted as placement agent. For its services, the Company paid Sanders Morris Harris a cash fee equal to 7.5% of the gross proceeds from the financing and five year warrants to purchase 290,909 shares of common stock at an average exercise price of $5.50 per share (post-Reverse Split), which was equivalent to the average per share valuation of the Company for the Series A, B and D Preferred Stock financings. The warrants issued to Sanders Morris Harris are freestanding instruments and exercise of the warrants requires a physical or net share settlement. In addition, the warrants were issued as a fee for Sanders Morris Harris’ services as placement agent in connection with the Series A, B and D financings. Thus, in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded the issuance of the Sanders Morris Harris warrants based on the value of the warrants established by the Black-Scholes option pricing model and credited additional paid in capital in the amount of $1,253,000 with a corresponding offset to the net proceeds from issuance of Preferred Stock.

The following table summarizes information concerning currently outstanding and exercisable common stock warrants as of September 30, 2007:

Range of Exercise Prices	Warrants Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
$3.44	23,534	4.3	$3.44	23,534	$3.44
$5.50	290,909	4.4	$5.50	290,909	$5.50

Restricted Stock

On August 20, 2007, the Company entered into an employment agreement with Sue Swenson, pursuant to which Ms. Swenson became the Company’s Chief Operating Officer. In accordance with the terms of the employment agreement, Ms. Swenson was granted 75,000 shares of restricted stock out of the 2007 Plan. Upon her first anniversary with the Company, 40,000 of the restricted shares vest and on the second anniversary, the remaining 35,000 shares vest. The fair value of the Company’s common stock on August 20, 2007 was $16.40 per share, which was the Company’s closing stock price on the OTC Bulletin Board. The aggregate fair market value of the restricted stock grant on the date of issuance was $1,230,000. This total fair market value of the restricted stock is being amortized in accordance with its vesting schedule, and is included in the Company’s stock-based compensation expense for the periods presented.

Restricted stock activity under the 2007 Plan was as follows (amounts presented on a post-Reverse Split basis):

	Number of Shares	Weighted-Average Grant Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2007	—	$—	$—
Granted	75,000	$16.40	$1,230,000
Vested at September 30, 2007	—	$—	$—
Unvested at September 30, 2007	75,000	$16.40	$1,230,000

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

Future amortization of the fair value of restricted stock outstanding as of September 30, 2007, is shown in the following table:

Fair Value to Be Amortized
2007	$273,000
2008	622,000
2009	335,000
$1,230,000

For the three- and nine months ended September 30, 2007, $109,000 ($109,000 after tax) of compensation relating to restricted stock was recorded.

Note 11 — Commitments and Contingencies

In the normal course of business, the Company has been involved in various disputes, which are routine and incidental to the business. In the opinion of management the results of such disputes will not have a significant adverse effect on the financial position or the results of operations of the Company.

Note 12 — Subsequent Events

On October 30, 2007 (the “Effective Date”), the Company entered into an Amended and Restated Advertising Agreement (“the Agreement”) with Jingle Networks, Inc. (“Jingle”). Jingle operates a free to consumer directory assistance telephone service called “Free411” and a number of informational websites, including www.free411.com. Under the terms of the agreement, Jingle will provide telephone advertising services and analysis and will provide the Company 90 million up-front advertisement impressions on the Free411 service at the rate of 7.5 million impressions per month for 12 months (the “Initial Period”). The Company may terminate the Agreement, by 30-day written notice, if Jingle does not deliver 7.5 million impressions per month up to 90 million impressions in aggregate. The Company may also terminate the Agreement if the average response rate (“Response Rate”) is less than 7.5% over any consecutive two week period, after giving Jingle a 30-day period to remedy the Response Rate to above 7.5%. The Company also has a first right of refusal to purchase available additional impressions in excess of the 7.5 million per month. The Agreement provides for either party to terminate the Agreement by 30-day written notice in the event of the other party’s default or breach of any of its obligations under the Agreement. The Agreement is to be in effect for the Initial Period, and will automatically renew for additional 30-day periods unless otherwise terminated. The Company is to pay Jingle $0.02 per impression and is to provide a $900,000 fully refundable advance pre-payment upon the Effective Date, which payment was made on November 1, 2007. The Company is to make a subsequent fully refundable advance prepayment of $450,000 on January 16, 2008, plus pay any additional amounts due in excess of the 7.5 million monthly impression minimum. The Company is also to make another final fully refundable advance prepayment of $450,000 on April 16, 2008, plus any additional amounts due in excess of the 7.5 million monthly impression minimum. According to the terms of the Agreement, any and all payments advanced and pre-paid by the Company are fully refundable, and any amounts not utilized to purchase or acquire impressions prior to termination share be returned and repaid to the Company.

As a result of the fully refundable nature of the payments, the Jingle performance requirements and the relative size of the expenditure in relation to the Company’s total marketing and advertising expenditure, the Company considers the advertising agreement with Jingle to be a small component of its regular marketing and advertising expenditure and entered into the agreement in the ordinary course of its business.